Exhibit 99.1

NEWS RELEASE

CONTACTS
FLAG Telecom
Willem Baralt, Group Treasurer
+44 207 317 0837
Irelations@flagtelecom.com

FLAG Telecom Announces Hiring of New CEO

Hamilton, Bermuda —February 24, 2003 - FLAG Telecom Group Limited (OTC: FTGLF. PK) (the “Company” or “FLAG Telecom”), today announced that Patrick Gallagher, a proven leader in the telecommunications industry, has joined the Company as Chief Executive Officer.  He will also serve as a member of the Board of Directors of the Company.

Patrick Gallagher brings to FLAG Telecom a wealth of international experience, including experience in telecom markets in Europe, Asia and the Middle East.  Over the past 17 years, Patrick has been employed with British Telecom, including five years as the Chief Executive of BT Europe and, most recently, as the Group Director for Strategy and Development also with responsibility for Japan, China, and investments in France, Italy, Singapore, Hong Kong, Malaysia and Korea.

Robert Aquilina, a member of the Board of Directors for FLAG Telecom, said, “The conclusion of an exhaustive search for our new CEO is a pivotal decision for the Company.   We sought a leader with expertise and experience to guide the Company to a position of prominence within the global telecommunications industry.  We firmly believe that Patrick embodies these characteristics.  With the industry savvy that Patrick brings to FLAG Telecom, we are more excited than ever about our future prospects.”

Patrick Gallagher added, “I am very pleased to join FLAG Telecom at this decisive moment in its development.  The opportunities at the Company are both exciting and challenging.   Together with the Company’s solid management team and employees, I look forward to further establishing a strong platform and infrastructure that will enable us to deliver new products that compliment FLAG Telecom’s existing services. I am excited to lead FLAG Telecom toward its goal of becoming a prominent player in the telecommunications industry.”

Mark Spagnolo, current Interim CEO, who will retain his position as a member of the Board of Directors, said “FLAG Telecom has developed greatly over the last few months from a company geared toward building a world class network and restructuring its balance sheet to a company focused on operations and services.  The addition of Patrick to the management team is a key and exciting element in this transition.”

About FLAG Telecom

FLAG Telecom, along with its group companies, is a leading global network services provider and independent carriers’ carrier providing an innovative range of products and services to the international carrier community, ASPs and ISPs across an international network platform designed to support the next generation of IP over optical data networks.  Recent news releases and further information are on FLAG Telecom’s website at: www.flagtelecom.com.

Forward-looking Statements

Statements contained in this Press Release that are not historical facts may be “forward-looking” statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  To identify these forward-looking statements look for words like “believes”, “expects”, “may”, “will”, “should”, “seeks”, “intends”, “plans”, “projects”, “estimates”, or “anticipates” and similar words and phrases.  These, and all forward-looking statements, are based on current expectations and necessarily are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, our ability to achieve the objectives laid out in the Plan of Reorganization.  More detailed information about these risks is contained in our Plan of Reorganization.  We caution readers not to rely on forward-looking statements, and we disclaim any intent or obligation to update these forward-looking statements.